EMPIRE STATE REALTY TRUST ANNOUNCES GRANT H. HILL TO JOIN BOARD OF DIRECTORS

New York, New York, December 2, 2020 -- Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”) today announced that Grant H. Hill has joined its Board of Directors, effective November 30. Grant H. Hill’s appointment to the Company’s Board of Directors fills a newly created vacancy on the Board following the Board’s decision to increase its size from eight to nine directors.

Mr. Hill is an owner and Vice Chairman of the Board of Directors of the Atlanta Hawks Basketball Club. Mr. Hill has invested in and developed more than $200 million of commercial real estate through Hill Ventures, Inc. He is the co-founder and a member of the investment committee of Penta Mezzanine Fund, a private investment firm that provides customized growth capital solutions to profitable, lower-middle-market companies nationwide.

He is an independent member of the Board of Governors of the NCAA, a member of the Board of Directors and Secretary of the NBA Retired Players Association and a member of the Board of Governors for the Naismith Memorial Basketball Hall of Fame, amongst other professional and extensive community and not-for-profit involvements. He earned a B.A. in History from Duke University. Mr. Hill is one of the greatest college and professional basketball players of all time, and an Olympic gold medal winner.

“Grant’s leadership and team skills, experience in branding, and entrepreneurial successes will add value to our Board and assist the brand development of our Observatory business,” said Anthony E. Malkin, Empire State Realty Trust’s Chairman and Chief Executive Officer. “Our Board refreshment over the last 24 months has added digital commerce and real estate investment expertise, and we are fortunate to welcome Grant and his valuable experience and insight to our Board of Directors.”

"I am delighted to join Empire State Realty Trust’s Board of Directors and such an accomplished leadership team,” said Mr. Hill. “Empire State Realty Trust is an innovative company that has me excited to work with this exceptional Board to help influence its future."

About Empire State Realty Trust
Empire State Realty Trust, Inc. (NYSE: ESRT) owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the “World's Most Famous Building.” ESRT is a leader in energy efficiency in the built environment and sustainability, and is the first commercial real estate portfolio in the U.S. to achieve the WELL Health-Safety Rating, an evidence-based, third-party verified rating for all facility types, focused on operational policies, maintenance protocols, emergency plans and stakeholder education to address a COVID-19 environment now and broader health and safety-related issues into the future.
ESRT has earned the highest possible GRESB 5 Star Rating and Green Star recognition, and score of 88, in the 2020 GRESB Real Estate Assessment, an achievement that places ESRT in the top 20% of all respondents. GRESB is recognized globally as a rigorous standard widely recognized as one of the best measures of sustainability performance of real estate companies and funds.

The Company's office and retail portfolio covers 10.1 million rentable square feet, as of September 30, 2020, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut, and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Contact:
Investors
Empire State Realty Trust Investor Relations
(212) 850-2700
IR@empirestaterealtytrust.com
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